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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                            NPS Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    62936P103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 16, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 29

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      488,780 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     488,780 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            488,780 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 2 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      431,478 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     431,478 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            431,478 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 3 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      55,964 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     55,964 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,964 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 4 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      56,355 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     56,355 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            56,355 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 5 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      27,711 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     27,711 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,711 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 6 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,008,262 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,008,262 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,008,262 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                               Page 7 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,060,288 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,060,288 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,060,288 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.8 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 8 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 9 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 10 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 11 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 12 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 13 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 14 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 15 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 16 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 17 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 18 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 19 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 20 of 29 Pages

                                       13G
===================
CUSIP No. 62936P103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) [   ]
                                                             (b) [ X ]**

                  **       The  reporting  persons  making  this  filing  may be
    2                      deemed to be the beneficial  owner of an aggregate of
                           2,068,550  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed to be a beneficial owner only
                           of the securities  reported by it on this cover page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,068,550 [See Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     2,068,550 [See Preliminary Note]
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,068,550 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 21 of 29 Pages

Preliminary  Note:  The  Reporting  Persons (as  defined  below) are filing this

Schedule   13G  with   respect  to  the  Shares  (as   defined   below)  of  NPS

Pharmaceuticals,  Inc. (the "Company"). Certain of the Reporting Persons own, in

aggregate, 368,400 Shares. In addition, certain of the Reporting Persons own, in aggregate,  $62,200,000  principal  amount of 3% Convertible  Notes due June 15,

2008 (the "Notes") issued by the Company.  Each $1,000  principal  amount of the

Notes shall be  convertible  into  27.3336  shares of Common  Stock,  subject to adjustment  as  provided in the  Indenture  (as defined  below).  The  Reporting

Persons  are filing  this  Schedule  13G to report the number of Shares they own directly  as well as the number of Shares  they are  deemed to own  beneficially through  ownership of the Notes.  All numbers and percentages  contained in this

Schedule 13G represent  Shares and not Notes unless  otherwise  noted.  For more information  with  respect to the Notes,  see the  Indenture  (the  "Indenture")

between the Company and U.S.  Bank  National  Association,  dated as of June 17,

2003, filed by the Company with the Securities and Exchange Commission on August

12, 2003 as Exhibit 4.1 to Form 10-Q.


Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  NPS Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  420 Chipeta Way, Salt Lake City, Utah 84108-1256

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 62936P103.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

                               Page 22 of 29 Pages

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it through its ownership of Shares and Notes;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it through its ownership of Shares and Notes;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it through its ownership of Shares and Notes;

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it through its ownership of Shares and Notes; and

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares beneficially owned by it through its ownership of Shares and Notes.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by it through the ownership of Shares and Notes by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by it through the ownership of Shares and Notes by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares


                               Page 23 of 29 Pages
                           beneficially owned by it through the ownership of Shares and Notes by the Partnerships and the Managed
                           Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek
                           C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.


Item 3.  If  This  Statement  Is  Filed  Pursuant  To Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ---

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Partnerships are beneficially owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are beneficially owned directly by the Managed Accounts through their direct ownership of Shares and Notes. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.


                               Page 24 of 29 Pages

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 25 of 29 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 25, 2004

                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.,
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Landry to sign and file this Schedule

                               Page 26 of 29 Pages

13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.




                               Page 27 of 29 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d1(k)





                               Page 28 of 29 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  June 25, 2004


                    /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By Monica R. Landry,
                    Managing Member


                    /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Monica R. Landry,
                    Managing Member


                    /s/ Monica R. Landry
                    ----------------------------------------
                    Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.


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